EXECUTION VERSION

DATE October 4, 2019

(1)    ALTIFY LIMITED ON BEHALF OF THE PERSONS WHOSE NAMES AND ADDRESSES ARE SET OUT IN SCHEDULE 1
(2)    POWERSTEERING SOFTWARE LIMITED
(3)    ALTIFY IRELAND LIMITED
(4) ROY ENRIGHT (AS SELLERS' REPRESENTATIVE)

OPTION SHARE PURCHASE AGREEMENT relating to the acquisition of certain of the issued share capital of ALTIFY IRELAND LIMITED

Pillsbury Winthrop Shaw Pittman LLP
Tower 42, Level 21
25 Old Broad Street
London EC2N 1HQ

TABLE OF CONTENTS
Page
1.DEFINITIONS AND INTERPRETATION    2
2.SALE AND PURCHASE    3
3.CONSIDERATION    4
4.COMPLETION    5
5.WARRANTIES    5
6.RELEASE BY OPTION SELLERS    6
7.ANNOUNCEMENTS AND CONFIDENTIALITY    7
8.SELLERS' REPRESENTATIVE    7
9.VOTING POWER OF ATTORNEY    9
10.ASSIGNMENT    9
11.NOTICES    10
12.GENERAL    11
13.ENTIRE AGREEMENT    12
14.GOVERNING LAW AND JURISDICTION    12

Schedule
1.    The Option Sellers

i

OPTION SHARE PURCHASE AGREEMENT
DATE: October 4, 2019
BETWEEN:

(1)
ALTIFY LIMITED, a company registered under the laws of England and Wales with registered number 05160093 whose registered office is at 5th Floor, 6 St Andrew Street, London, EC4A 3AE (the “Nominee”) on behalf of THE PERSONS whose names and addresses are set out in column (1) of Schedule 1 (together the “Option Sellers” and each a “Option Seller”);

(2)
POWERSTEERING SOFTWARE LIMITED, a private company registered under the laws of England and Wales with registered number 5587016 whose registered office is at 16 Great Queen Street, Covent Garden, London, WC2B 5AH (the “Buyer”);

(3)	ALTIFY IRELAND LIMITED, a company incorporated under the laws of Ireland with registered number 406845 (the “Company”); and

(4)	ROY ENRIGHT of 31 Waltham Terrace, Blackrock, Dublin, Ireland (the "Sellers' Representative"),
each a Party and, together, the Parties.
INTRODUCTION:

(A)	The Nominee is the legal owner and registered holder of all Option Shares.

(B)	Each Option Seller is the beneficial owner of that number of shares in the capital of the Company set out in column (3) of Schedule 1.

(C)
The Nominee has been granted a power of attorney by each Option Seller to sell, and the Buyer has agreed to purchase, the Option Shares, in each case on the terms and subject to the conditions of this Agreement.

AGREEMENT:

1.	DEFINITIONS AND INTERPRETATION

1.1
The Introduction and Schedules form part of this Agreement and have the same force and effect as if set out in the body of this Agreement. Any reference to this Agreement includes the Introduction and Schedules.

1.2	In this Agreement, unless expressly stated otherwise, capitalised terms have the meanings assigned to them in the Majority SPA and the capitalised terms set out below have the following meanings:
Agreement: this share purchase agreement, including the Introduction and the Schedules;
Company’s Bank Account: Bank Name: Allied Irish Bank, IBAN: IE52AIBK93006717802875, SWIFT Code: AIBK2D;
Completion: completion of the sale and purchase of the Option Shares in accordance with Clause 3.5;
Completion Date: the date of this Agreement;
Majority Sellers: the sellers under the Majority SPA;
Majority SPA: the agreement between the Majority Sellers (as defined therein) and the Buyer dated the date of this Agreement pursuant to which the Majority Sellers agreed to transfer certain shares in the capital of the Company to the Buyer;
Option Consideration: has the meaning given in Clause 3.1;
Option Exercise Price: the exercise price payable by each individual Option Seller to exercise each of his or her Options;
Option Payment: the Option Consideration, less:

(a)	all Option Tax Amounts; and less

(b)	the Aggregate Option Exercise Price;
Option Shares: the ordinary shares of €0.00001 each in the capital of the Company set out in column (3) of Schedule 1 allotted and issued following the exercise of the Options;
Option Tax Amount: in relation to an Option Seller, any amount that represents the liability of the Company, any Group Company or former Group Company or of any other person (apart from the Option Seller) to account to a Tax Authority for any amount of, or representing, income tax or social security contributions (whether under the laws of Ireland or other overseas jurisdiction) that may arise on or in connection with the exercise of his or her Options or the acquisition, holding, disposal or part-disposal of any of his or her Option Shares;
Options: means the right to acquire Option Shares held by the Option Sellers;
Share Option Plan: means the Share Option Plan 2007 established by the Company; and

Tax Authority: any taxing, fiscal or other authority (wherever situated) competent to impose, collect or enforce any liability to tax.

1.3	The rules of interpretation as set out in Clause 1.3 of the Majority SPA shall apply to this Agreement as if contained in this Agreement.

2.	SALE AND PURCHASE

2.1
Each Option Seller shall procure the transfer of the legal interest by the Nominee and sell the beneficial interest in the Option Seller’s Option Shares free from all Encumbrances, and the Buyer shall purchase, that number of Option Shares listed opposite such Option Seller's name in column (3) of Schedule 1 with effect from the Completion Date together with all rights attached or accruing to such Option Shares at the date of this Agreement (including, without limitation, the right to receive any dividend, distribution or return of capital declared, paid or made on or after the date of this Agreement).

2.2	The Buyer will not be obliged to complete the purchase of any of the Option Sellers' Option Shares unless:

2.2.1	the purchase of all of the Majority Sellers' Shares;

2.2.2	the purchase of all of the Minority Shares;

2.2.3	the purchase of all of the Altify UK Shares;

2.2.4	the purchase of all of the Option Shares; and

2.2.5	the purchase of all of the Áine Denn Shares,
is completed simultaneously.

2.3
Each Option Seller undertakes in respect of his/her/its Option Shares to procure the waiver of all pre-emption and similar rights over the Option Shares or any of them to which any person may be entitled under the constitution of the Company or otherwise in relation to the sale and purchase of the same under this Agreement.

2.4	Simultaneously with Completion the Buyer will purchase the Majority Shares pursuant to the Majority SPA.

2.5	Simultaneously with Completion the Buyer will purchase the Altify UK Shares pursuant to the Altify UK SPA.

2.6	Simultaneously with Completion the Buyer will purchase the Minority Shares pursuant to the Short Form SPA.

2.7	Simultaneously with Completion the Buyer will purchase the Áine Denn Shares pursuant to the Áine Denn SPA.

3.	CONSIDERATION

3.1	The total aggregate consideration for the purchase of the Option Shares under this Agreement shall be $1,605,039 (the “Option Consideration”).

3.2
The Option Consideration shall be satisfied by payment by the Buyer to each Option Seller (through payments to the Company as agent) of the amount of Option Consideration as set out against each Option Seller’s name in column (4) of Schedule 1 payable on Completion.

3.3
Each Option Seller undertakes to pay to the Company at Completion the Option Exercise Price set out against their name in column (5) of Schedule 1 and directs the Buyer to withhold and pay their portion of the Aggregate Option Exercise Price from their portion of the Option Consideration to the Company in satisfaction of their obligation to pay their Option Exercise Price.

3.4
Each Option Seller acknowledges their obligation to pay the Option Tax Amount (if any) and authorises and directs the Company to receive the relevant Option Seller’s portion of the Option Consideration (net of the Option Exercise Price) and, by reference to the Option Consideration, to deduct and/or pay, or procure the relevant Group Company of the Company to deduct and/or pay: (i) such Option Seller’s Option Tax Amount to the relevant Tax Authority; and (ii) the balance to the Option Seller through payroll operated by the appropriate Group Company.

3.5	Each of the Option Sellers hereby acknowledges and agrees that:

3.5.1	all amounts payable under Clause 3.2 above shall be apportioned among the Option Sellers in accordance with Schedule 1, column (4); and

3.5.2	such apportionment shall be valid and binding on all Option Sellers notwithstanding the provisions of the articles of association of the Company, to the extent of any inconsistencies therewith, and that neither the Buyer nor the Company shall be concerned with, and shall have no liability in respect of, such apportionment.

4.	COMPLETION

4.1	Completion shall take place on the Completion Date when the Option Sellers, the Nominee and the Buyer shall comply with their respective obligations as specified in Clauses 4.2 and 4.3.

4.2	On Completion, the Nominee shall deliver to the Buyer:

4.2.1	a counterpart of this Agreement, duly executed by the Nominee for and on behalf of each Option Seller; and

4.2.2	a stock transfer form in the name of the Buyer in respect of all the Option Shares, duly executed by the Nominee, and each Option Seller irrevocably and unconditionally authorises the directors of the Company or the Sellers’ Solicitors to, where appropriate, date such documents on the Completion Date and to deliver such documents to the Buyer at Completion.

4.3	On Completion, the Buyer shall pay to the Company’s Bank Account the Option Consideration.

4.4
The performance by the Option Sellers and the Nominee of their respective obligations under Clause 4.2 shall be a condition precedent to the performance by the Buyer of its obligation under Clause 4.3 to the extent that, if the Option Sellers, the Nominee or any of them shall fail or shall be unable to perform any of their obligations under Clause 4.2, the Buyer shall at its option (and without prejudice to any other remedies or rights which it may have against the Option Sellers or any of them in respect of such non-performance) cease to be liable to perform its obligations under Clause 4.3 provided however that they Buyer will not have any right to seek the rescission of this Agreement.

5.	WARRANTIES

5.1
Each of the Option Sellers warrants to the Buyer, in respect of himself/herself//itself only, that each of the following warranties is true and accurate in all respects and not misleading as at the Completion Date:

5.1.1	such Option Seller has granted the Nominee a power of attorney to enter into this Agreement;

5.1.2
such Option Seller has full power to enter into and perform his obligations under this Agreement and all the documents in the Agreed Form to be executed by him/her/it and this Agreement constitutes, and each such Agreed Form document when executed will constitute, binding obligations of such Option Seller in accordance with its terms;

5.1.3
the execution and delivery of this Agreement, and any of the Agreed Form documents to be executed by the Nominee on behalf of such Option Seller and the performance of and compliance by such Option Seller with its and their terms and provisions will not:

(a)	conflict with or result in a breach of, or constitute a default under, any agreement or instrument to which such Option Seller is a party or by which such Option Seller is bound; or

(b)	conflict with or result in a breach of any applicable law, regulation, order, writ, injunction or decree of any court or agency to which the Option Seller is subject;

5.1.4	such Option Seller is not party to any agreement or bound by any obligation the terms of which will prevent the Buyer from enjoying the full benefit of this Agreement;

5.1.5	such Option Seller's Option Shares will be legally and beneficially owned by such Option Seller free from all Encumbrances (other than as set out in the Company’s constitution); and

5.1.6
neither such Option Seller nor, so far as the Option Seller is aware, any person connected with such Option Seller has any interest, direct or indirect, in any business other than that now carried on by the Company which is or is likely to be or become competitive with the business of the Company.

6.	RELEASE BY OPTION SELLERS

6.1
Each of the Option Sellers confirms that he or she has no claim (whether in respect of any breach of contract, compensation for loss of office or monies due to him or on any account whatsoever) outstanding against the Company or any Subsidiary or against any of the shareholders, directors, officers, employees of the Company or any Subsidiary and that no agreement or arrangement (including any contract of employment) is outstanding under which the Company or any Subsidiary or any of such persons has or could have any obligation of any kind to him, except:

6.1.1	as may arise under the terms of this Agreement;

6.1.2	in the case of certain Option Sellers as may arise under the contracts of employment or service agreements of such Option Sellers with the Company or the Subsidiaries (as the case may be);

6.1.3
in relation to the accrual of any remuneration (of any kind, including salary, commission, bonus payments and pension contributions) to the relevant Option Sellers in accordance with their contracts of employment or service agreements with the Company or the Subsidiaries, in each case in respect of the latest relevant remuneration period; and

6.1.4
any amounts due to any of the relevant Option Sellers in respect of the reimbursement of expenses in accordance with the terms of their contract of employment or service agreements with the Company or the Subsidiaries and the Company’s or the Subsidiaries' expenses policy.

6.2
To the extent that any such claim or obligation exists or may exist, each of the Option Sellers irrevocably and unconditionally waives such claim or obligation and releases the Company and each Subsidiary and any such other persons from any liability whatsoever in respect of such claim or obligation.

7.	ANNOUNCEMENTS AND CONFIDENTIALITY

7.1
Subject to the provisions of Clause 7.2, no Party shall issue any press release or publish any circular to shareholders or any other public document or make any statement or disclosure to any person who is not a Party (including any document, statement or disclosure published, issued or made by the Option Sellers or any of them to any supplier to or customer of the Company or any of the Subsidiaries) in each case relating to this Agreement, its terms or the matters contained in it, without obtaining the prior written approval of the Buyer and the Sellers’ Representative to its contents and the manner and extent of its presentation and publication or disclosure (such approval not to be unreasonably withheld or delayed or made subject to unreasonable conditions).

7.2	The provisions of Clause 7.1 do not apply to:

7.2.1	any announcement relating to or connected with or arising out of this Agreement required to be made by any Party:

(a)	by virtue of the regulations of the US Securities and Exchange Commission; or

(b)	by any court or governmental or administrative authority competent to require the same; or

7.2.2	by any applicable law or regulation;

7.2.3
any statement or disclosure made in good faith by any Option Seller, the Buyer, the Company or any of the Subsidiaries after Completion for its legitimate corporate purposes, including in connection with any civil, criminal, regulatory or arbitration proceedings in any jurisdiction brought or threatened by or against it in relation to the Agreement, the documents in the Agreed Form and any other documents referred to in it or them;

7.2.4
any document, statement or disclosure published, issued or made by the Buyer, the Company or any of the Subsidiaries after Completion to any supplier to or customer of the Company or of any of the Subsidiaries;

7.2.5	any disclosure made by a Party to its professional advisers, provided that such disclosure is made under obligations of confidentiality; or

7.2.6	any document, statement or disclosure made by the Buyer after Completion to any person to whom it proposes to assign its rights under this Agreement or who is otherwise contemplated by Clause 10.

8.	SELLERS' REPRESENTATIVE

8.1
Each Option Seller irrevocably and unconditionally appoints the Sellers' Representative (and any replacement Sellers' Representative from time to time) as his agent to negotiate, determine, agree and settle any dispute or matter between the Sellers (or any group of them) and the Buyer arising out of or in connection with this Agreement where this Agreement confers such responsibility on the Sellers' Representative. As the representative of the Option Sellers under this Agreement and/or any Transaction Document, the Sellers' Representative shall act as the agent for all Option Sellers, shall have authority to bind each such Option Seller in accordance with this Agreement, and the Buyer may rely on such appointment and the Sellers’ Representative’s authority to bind the Option Sellers until the receipt by the Buyer of notice of the appointment of a successor Sellers' Representative.

8.2
The Option Sellers confirm that the Buyer may rely exclusively upon, without independent verification or investigation, all decisions, communications or writings made, given or executed by the Sellers' Representative in connection with this Agreement and/or any Transaction Document. The Buyer is entitled to deal exclusively with the Sellers' Representative on all matters relating to this Agreement and/or any Transaction Document and any action taken or not taken or decisions, communications or writings made, given or executed by the Sellers' Representative, for or on behalf of any Option Seller, shall be deemed an action taken or not taken or decisions, communications or writings made, given or executed by such Option Seller. Any notice or communication delivered by the Buyer to the Sellers' Representative shall be deemed to have been delivered to all relevant Sellers.

8.3
Other than in his capacity as an Option Seller hereunder and without limitation to his obligations under this Agreement and/or any other Transaction Document wherein the Sellers' Representative acts in a capacity other than his capacity as the Sellers' Representative, the Sellers' Representative shall have no liability to the Buyer for any default under this Agreement and/or Transaction Document by any other Seller. Except for fraud, criminal activity, gross negligence or wilful misconduct in his capacity as Sellers' Representative on his part, the Sellers' Representative shall have no liability to any other Seller under this Agreement and/or under any Transaction Document for any action or omission by the Sellers' Representative on behalf of the other Sellers.

8.4
The Sellers' Representative shall be entitled to retain counsel and to incur such costs and expenses as the Sellers' Representative deems to be necessary or appropriate in connection with the performance of his obligations under this Agreement and/or under any Transaction Document and the Sellers' Representative shall be reimbursed for all such costs and expenses (including reasonable attorneys' fees and expenses) by the Option Sellers.

8.5
All of the immunities and powers granted to the Sellers' Representative under this Agreement shall survive the Completion Date and/or any termination of any Transaction Document. The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy, dissolution, winding up or liquidation of any of the Sellers and (ii) shall survive Completion.

8.6
Each Option Seller irrevocably appoints the Sellers' Representative to be his or her or its lawful attorney with full power, authority and legal right in his/her/its name and on his/her/its behalf to sign, execute or deliver any required stock transfer form in respect of the transfer of his/her/its respective shares under this Agreement.

8.7
The Option Sellers hereby severally and not jointly agree to indemnify and hold the Sellers' Representative harmless from and against any and all liability, loss, cost, damage or expense (including without limitation professional fees) reasonably incurred or suffered as a result of the performance of the Sellers' Representative's duties under this Agreement except for any such liability arising out of the willful misconduct of the Sellers' Representative.

9.	VOTING POWER OF ATTORNEY

9.1
Each of the Option Sellers appoints the Buyer (acting by its directors from time to time) as his attorney (“Attorney”), with full power to exercise all rights in relation to the Option Shares to be sold by such Option Seller as the Attorney in its absolute discretion sees fit, including but not limited to:

9.1.1
receiving notice of, attending and voting at any general meeting of the members of the Company, including meetings of the members of any particular class of member, and all or any adjournments of such meetings, or signing any resolution as registered holders of the relevant Option Shares;

9.1.2	completing and returning proxy cards (or equivalent), consent to short notice and any other documents required to be signed by the registered holder of the relevant Option Shares;

9.1.3
dealing with and giving directions as to any moneys, securities, benefits, documents, notices or other communications (in whatever form) arising by right of the relevant Option Shares or received in connection with the relevant Option Shares from the Company or any other person; and

9.1.4
otherwise executing, delivering and doing all deeds, instruments and acts in the relevant Option Seller’s name insofar as may be done in the relevant capacity as registered holder of the relevant Option Shares.

9.2
These powers of attorney shall be irrevocable, save with the consent of the Buyer, and are given by way of security to secure the proprietary interest of the Buyer as the buyer of the Option Shares, but shall expire in respect of the Option Shares on the date on which the Buyer and/or its nominee is or are entered in the register of members of the relevant Company as holder(s) of the relevant Option Shares.

10.	ASSIGNMENT

10.1
This Agreement shall be binding upon and enure for the benefit of the successors and assignees of the Parties including, in the case of individuals, their respective estates after their deaths and, subject to any succession or assignment permitted by this Agreement, any such successor or assignee of the Parties shall in its own right be able to enforce any term of this Agreement.

10.2
No Party to this Agreement nor their successors and assignees shall be entitled to assign their respective rights or obligations under this Agreement without the prior written consent of the Buyer (in the case of any of the Option Sellers) or the Sellers' Representative (in the case of the Buyer).

10.3
The Buyer and its assignees may at any time (i) assign, (including to any lender of the Buyer or any lender to any Group Company of the Buyer and/or any administrative or collateral agent on behalf of any such lenders as collateral security) (ii) transfer, (iii) charge or otherwise grant security over or assign by way of security, (iv) declare or create a trust or other interest over or (v) deal in any other manner with the Buyer's rights under this Agreement, provided that the liability of the Option Sellers as a result of any of the foregoing actions shall be no more than it would have been to the Buyer had such foregoing actions not taken place.

11.	NOTICES

11.1
Any notice or other communication to be given under this Agreement shall be in writing and shall be delivered personally or sent by post or email to the Party to be served at its address set out below:

11.1.1	to the Buyer at:
401 Congress Avenue
Suite 1850
Austin, TX 78701
Email Address: kgill@uplandsoftware.com
Marked for the attention of: General Counsel
With a copy (which shall not constitute notice) to:
Pillsbury Winthrop Shaw Pittman LLP
401 Congress Avenue
Suite 1700
Austin, TX 78701

11.1.2	to the Option Sellers, to the Sellers’ Representative at:
Roy Enright
Email Address: roy.enright@w-c-p.com
Address: 31 Waltham Terrace, Blackrock, Dublin, Ireland.
With a copy to:
Colm Rafferty
Email Address: Colm.Rafferty@maples.com
Address: 75 St. Stephen's Green, Dublin 2, Ireland
or at any other address or email address or to any other addressee as it may have notified to the other Parties in accordance with this Clause 11.1. Any notice or other document sent by post shall be sent by prepaid first class recorded delivery post (if within Ireland) or be prepaid/signed for airmail (if elsewhere).

11.2	Any such notice shall be deemed to have been received:

11.2.1	if delivered personally, at the time of delivery;

11.2.2	in the case of first class recorded delivery, 24 hours from the date of posting;

11.2.3	in the case of airmail, five days from the date of posting; and

11.2.4	in the case of email, at the time of delivery,
provided that if deemed receipt occurs before 9 am on a Business Day the notice shall be deemed to have been received at 9 am on that day, and if deemed receipt occurs after 5 pm on a Business Day, or on a day which is not a Business Day, the notice shall be deemed to have been received at 9 am on the next Business Day. For the purpose of this Clause, “Business Day” means any day which is not a Saturday, a Sunday or a public holiday in the place at or to which the notice is left or sent.

11.3
In proving service of a notice or document it shall be sufficient to prove that delivery was made and recorded or that an email was properly addressed and despatched and the sender did not receive notification of a failure to deliver, as the case may be.

12.	GENERAL

12.1
Each Party undertakes, for no further consideration or payment but at the cost and expense of the requesting Party, to sign all documents and to do all other acts as the requesting Party reasonably requires which may be necessary to give full effect to this Agreement.

12.2	Each Party shall pay the costs and expenses incurred by it in connection with the negotiation, preparation, execution and carrying into effect of this Agreement and each document referred to in it.

12.3	This Agreement shall, as to any of its provisions remaining to be performed or capable of having or taking effect following Completion, remain in full force and effect notwithstanding Completion.

12.4
Unless expressly provided otherwise, all representations, warranties, undertakings, covenants, agreements and obligations made, given or entered into in this Agreement by more than one person are made, given or entered into severally.

12.5	The rights of each Party under this Agreement:

12.5.1	may be exercised as often as necessary;

12.5.2	are cumulative and not exclusive of rights or remedies provided by law; and

12.5.3	may be delayed, released or waived only in writing and specifically.

12.6	Delay in the exercise or non-exercise of any right or remedy provided by this Agreement or by law is not a waiver of that right or remedy.

12.7
A waiver of a breach of any of the terms of this Agreement or a default under this Agreement does not constitute a waiver of any other breach or default and shall not affect the other terms of this Agreement.

12.8
Any amendment of this Agreement shall not be binding on the Parties unless set out in writing, expressed to amend this Agreement and signed by authorised representatives of the Buyer and the Sellers’ Representative.

12.9
The provisions contained in each Clause and paragraph of this Agreement shall be enforceable independently of each of the others and their validity or enforceability shall not be affected if any of the others is invalid or unenforceable by reason of any provision of applicable law.

12.10
If any provision is invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted or modified, the provision in question shall apply with such modification as may be necessary to make it valid and enforceable.

12.11
This Agreement may be executed in any number of counterparts, and by the Parties on separate counterparts, each of which, when executed and delivered, shall constitute one and the same instrument. Delivery of an executed signature page of a counterpart facsimile transmission or in AdobeTM Portable Document Format (PDF) sent by electronic mail shall take effect on delivery of an executed counterpart of this Agreement.

12.12	The Company is a Party only for the purposes of receiving directions in relation to the making and receiving of payments pursuant to Clauses 3 and 4.

13.	ENTIRE AGREEMENT

13.1
For the purposes of this Clause, “Pre-Contractual Statement” means any undertaking, promise, assurance, statement, representation, warranty or understanding (whether in writing or not) of any person (whether party to this Agreement or not) relating to the subject matter of this Agreement other than as expressly set out in this Agreement.

13.2
The Parties confirm that this Agreement and any document in the Agreed Form represents the entire understanding, and constitutes the entire agreement of the Parties in relation to its subject matter and its terms and supersedes any previous agreement between the Parties relating to the subject matter or the terms of this Agreement.

13.3	Each of the Parties acknowledges and agrees that in entering into this Agreement it has not relied on any Pre-Contractual Statement.

13.4
Each of the Parties acknowledges and agrees that the only remedy available to it for breach of this Agreement shall be for breach of contract and it shall have no right of action against any other Party in respect of any Pre-Contractual Statement and, for the avoidance of doubt, no Party will have a right to seek the rescission of this Agreement.

13.5	This Clause 13 shall exclude liability for misrepresentation save that it shall not exclude any liability for (or remedy in respect of) fraudulent misrepresentation.

14.	GOVERNING LAW AND JURISDICTION

14.1
This Agreement and any non-contractual obligations arising out of or in connection with this Agreement including its formation is governed by and shall be construed in accordance with the law of Ireland.

14.2
Each Party irrevocably agrees to submit to the exclusive jurisdiction of the courts of Ireland over any claim, dispute or controversy (whether contractual or non-contractual) arising under or in connection with this Agreement or the legal relationships established by this Agreement (including its formation).

14.3
Each Party irrevocably consents to any process in any legal action or proceedings arising out of or in connection with this Agreement being served on it in accordance with the provisions of this Agreement relating to service of notices by mail. Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law.

EXECUTED AND DELIVERED AS A DEED on the date set out at the head of this Agreement.

EXECUTED and DELIVERED as a DEED by POWERSTEERING SOFTWARE LIMITED acting by its attorney KIN GILL under a power of attorney dated 17 April 2019	) ) )	/s/ Kin Gill Signature
in the presence of:		/s/ Stephanie J. Deadmon Witness
Witness name: Witness address: Witness occupation:	Stephanie J. Deadmon

v

EXECUTED and DELIVERED as a DEED by ROY ENRIGHT	) ) )	/s/ Roy Enright Director
in the presence of:		Witness
Witness name: Witness address: Witness occupation:

Given under the COMMON SEAL of ALTIFY IRELAND LIMITED
and DELIVERED as a DEED

Director

Director/Secretary

EXECUTED and DELIVERED as a DEED by ALTIFY LIMITED:	) ) )	Director
in the presence of:		Witness
Witness name: Witness address: Witness occupation: